As filed with the Securities and Exchange Commission on August 8, 2023

Registration No. 333-272636

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3

TO THE

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Central Plains Bancshares, Inc.

Home Federal-Grand Island 401(k) Retirement Plan

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6035	93-2239246
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

221 South Locust Street

Grand Island, Nebraska 68801

(308) 382-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Steven D. Kunzman

President, Chief Executive Officer

and Chairman of the Board

Central Plains Bancshares, Inc.

221 South Locust Street

Grand Island, Nebraska 68801

(308) 382-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Lawrence M.F. Spaccasi, Esq. Edward Quint, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2037	Edward G. Olifer, Esq. Stephen F. Donahoe, Esq. Kilpatrick Townsend & Stockton LLP 701 Pennsylvania Avenue, N.W. Suite 200 Washington, DC 20004

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act:  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Estimated Amount
Registrant’s Legal Fees and Expenses	$425,000
Registrant’s Accounting Fees and Expenses	380,000
Marketing Agent’s Fees and Expenses	627,200
Records Management Agent’s Fees and Expenses	55,000
Independent Appraiser’s Fees and Expenses	65,000
Printing, Postage, Mailing and EDGAR Fees and Expenses	180,000
Filing Fees (FINRA, SEC, Nasdaq)	62,000
Transfer Agent’s Fees and Expenses	25,000
Business Plan Consultant’s Fees and Expenses	50,000
Proxy Solicitation Fees and Expenses	25,000
Other	45,000

Total	$1,930,200

(1)	Estimated at the adjusted maximum of the offering range, assuming all shares are sold in the subscription offering and the community offering.

Item 14.	Indemnification of Directors and Officers

Article 10 of the Articles of Incorporation of Central Plains Bancshares, Inc. (the “Corporation”) sets forth the circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A. Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances if it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination before the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct, or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise, shall be on the Corporation.

C. Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D. Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E. Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F. Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 by the stockholders of the Corporation or the Board of Directors shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules

(a)	List of Exhibits

1.1	Engagement Letter between Home Federal Savings and Loan Association of Grand Island and Keefe, Bruyette & Woods, Inc. (Marketing Agent Services)*

1.2	Engagement Letter between Home Federal Savings and Loan Association of Grand Island and Keefe, Bruyette & Woods, Inc. (Stock Information Center Manager Services)*

1.3	Form of Agency Agreement Among Home Federal Savings and Loan Association of Grand Island and Keefe, Bruyette & Woods, Inc.*

2	Plan of Conversion*

3.1	Articles of Incorporation of Central Plains Bancshares, Inc.*

3.2	Bylaws of Central Plains Bancshares, Inc.*

4	Form of Common Stock Certificate of Central Plains Bancshares, Inc.*

5	Opinion of Luse Gorman, PC regarding legality of securities being registered

8.1	Federal Income Tax Opinion of Luse Gorman, PC*

8.2	State Income Tax Opinion of Crowe LLP*

10.1	Form of Employment Agreement between Home Federal Savings and Loan Association of Grand Island and Steven D. Kunzman*

10.2	Form of Change in Control Agreement between Home Federal Savings and Loan Association of Grand Island and Kurt Haecker*

10.3	Form of Change in Control Agreement between Home Federal Savings and Loan Association of Grand Island and Lisa A. Harris*

10.4	Supplemental Income Retirement Plan between Home Federal Savings and Loan Association of Grand Island and Steven D. Kunzman*

10.5	Supplemental Income Retirement Plan between Home Federal Savings and Loan Association of Grand Island and Kurt Haecker*

10.6	Supplemental Income Retirement Plan between Home Federal Savings and Loan Association of Grand Island and Lisa A. Harris*

16	Letter from FORVIS, LLP with respect to change in accountants*

21	Subsidiaries of Central Plains Bancshares, Inc.*

23.1	Consent of Luse Gorman, PC (contained in Opinions included as Exhibits 5 and 8.1 )

23.2	Consent of Feldman Financial Advisors, Inc.*

23.3	Consent of Plante & Moran, PLLC*

24.4	Consent of Crowe LLP (contained in Opinion included as Exhibit 8.2)*

24	Power of Attorney (set forth on signature page)*

99.1	Engagement letter between Home Federal Savings and Loan Association of Grand Island and Feldman Financial Advisors, Inc. with respect to independent appraisal services*

99.2	Letter of Feldman Financial Advisors, Inc. with respect to value of subscription rights*

99.3	Appraisal Report of Feldman Financial Advisors, Inc.*

99.4	Marketing Materials*

99.5	Stock Order and Certification Form*

107	Filing fees exhibit*

*	Previously filed.

(b)	Financial Statement Schedules

Financial statement schedules are not filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Grand Island, State of Nebraska, on August 8, 2023.

CENTRAL PLAINS BANCSHARES, INC.

By:	/s/ Steven D. Kunzman
Steven D. Kunzman
President, Chief Executive Officer and Chairman of the Board
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Central Plains Bancshares, Inc. (the “Corporation”) hereby severally constitute and appoint Steven D. Kunzman, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said individual may deem necessary or advisable to enable the Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Corporation’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said individual shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven D. Kunzman Steven D. Kunzman	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 8, 2023

/s/ Bradley M. Kool Bradley M. Kool	Chief Financial Officer (Principal Financial and Accounting Officer)	August 8, 2023

/s/ Brett A. Duff Brett A. Duff	Director	August 8, 2023

/s/ Daniel D. Naranjo Daniel D. Naranjo	Director	August 8, 2023

/s/ William D. Oltean William D. Oltean	Director	August 8, 2023

/s/ Russell R. Rerucha Russell R. Rerucha	Director	August 8, 2023

/s/ Tamara L. Slater Tamara L. Slater	Director	August 8, 2023

/s/ Joseph P. Stump Joseph P. Stump	Director	August 8, 2023